Exhibit 99.1

Contact: Mark J. grescovich, President & CEO Peter J. Conner, CFO (509) 527-3636 News Release

Banner Corporation Increases Quarterly Cash Dividend by 8% to $0.41 Per Share,
Renews Stock Repurchase Program and Schedules 1Q19 Conference Call and Webcast

Walla Walla, WA – March 27, 2019 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that its Board of Directors increased its regular quarterly cash dividend by 8% to $0.41 per share.  The dividend will be payable April 18, 2019, to common shareholders of record on April 9, 2019.
Banner also announced that its Board of Directors has renewed its authorization to repurchase up to 5% of its common stock, or 1,757,637 shares.  "We believe having the option to repurchase shares offers a means for building long-term value for our shareholders," said Mark J. Grescovich, Banner's President and Chief Executive Officer.
Under the plan, shares may be repurchased by the Company in open market purchases.  The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.
Additionally, Banner will report its first quarter 2019 results after the market closes on Wednesday, April 24, 2019.  Management will host a conference call on Thursday, April 25, 2019 at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss the results.  The call will also be broadcast live via the internet.
Interested investors may listen to the call live at www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10129817 or at www.bannerbank.com.

About the Company
Banner Corporation is an $11.86 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company's expectations of results or any change in events.